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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Redpoint Bio Corporation:

        We consent to the incorporation by reference in the Registration Statement No. 333-146295 on Form S-8 of Redpoint Bio Corporation of our report dated March 29, 2010, with respect to the balance sheets of Redpoint Bio Corporation as of December 31, 2008 and 2009, and the related statements of operations, redeemable convertible preferred stock and stockholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2009, and for the period from August 16, 1995 (inception) to December 31, 2009 which report appears in the December 31, 2009 annual report on Form 10-K of Redpoint Bio Corporation.

        Our report dated March 29, 2010 contains an explanatory paragraph that states that the Company has incurred losses and negative cash flows from operations since inception and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 29, 2010

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  Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM